Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-189238) on Form S-3 of Rouse Properties, Inc. of our report dated June 10, 2013, relating to the Historical Summaries of Gross Income and Direct Operating Expenses for Grand Traverse Mall for the year ended December 31, 2011, the period from November 10, 2010 through December 31, 2010 (Successor), the period from January 1, 2010 through November 9, 2010 (Predecessor) and the year ended December 31, 2009 (Predecessor) (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the historical summaries), appearing in the Current Report on Form 8-K of Rouse Properties, Inc. dated June 11, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 22, 2013